As filed with the Securities and Exchange Commission on September 11, 2013
Registration No. 333-177254
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________________

Multiband Corporation
(Exact name of registrant as specified in its charter)

Minnesota	41-1255001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5605 Green Circle Drive, Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)
1999 Stock Compensation Plan 2000 Non-Employee Directors Stock Compensation Plan
(Full title of the plan)
James L. Mandel President and Chief Executive Officer Multiband Corporation 5605 Green Circle Drive Minnetonka, Minnesota 55343
(Name and address of agent for service)

(763) 504-3000
(Telephone number, including area code, of agent for service)

With copies to: Steven M. Bell, Esq. Chief Financial Officer Multiband Corporation 5605 Green Circle Drive Minnetonka, Minnesota 55343 Telephone: (763) 504-3000 Facsimile: (763) 504-3141

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-177254) filed by Multiband Corporation, a Minnesota corporation (f/k/a Vicom, Incorporated) (the “Company”), with the Securities and Exchange Commission on October 11, 2011 (the “Registration Statement”). Pursuant to the Registration Statement, the Company registered 19,440,000 shares of its common stock, par value $0.01 per share (“Common Stock”) in accordance with the terms of the Company’s 1999 Stock Compensation Plan and 2000 Non-Employee Directors Stock Compensation Plan.

On August 30, 2013, pursuant to the Agreement and Plan of Merger dated as of May 21, 2013, by and among the Company, Goodman Networks Incorporated, a Texas corporation (“Parent”) and Manatee Merger Sub Corporation, a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement as of the date hereof. Accordingly, pursuant to the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1, all of the shares of Common Stock which were registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minnetonka, State of Minnesota, on September 11, 2013.

MULTIBAND CORPORATION

By:	/s/ James L. Mandel
Name:	James L. Mandel
Title:	President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.